Exhibit 10

                            Loan Agreement

This Agreement is made and dated as of March 14, 2007.

Between: Patterson Brooke Resources Inc. (the “Company”) of #21 - 2386 Haines Road, Mississauga, Ontario, Canada, L4Y 1Y6

And: B. Gordon Brooke (the “Lender”) of 15 Angelene Street, Mississauga, Ontario, Canada, L5G 1X1

Whereas:
A.	The Lender is the President of the Company and has provided the Company with working capital, in the form of cash advances, from time to time prior to the date hereof;
B.	The Lender has agreed to provide additional cash advances to the Company;
C.	The Lender recognizes that the Company is in the early stages of its development and may not be in a position to repay these cash advances for some time, if ever;
D.	The parties wish to formalize agreement between them concerning these past and future cash advances,

Now therefore in consideration of the premises and the mutual covenants and agreements between the parties, the parties agree as follows:

1.
In order to provide working capital to the Company, the President agrees to make cash advances totalling $40,000 (the Loan Amount”) to the Company, $20,000 of which has been advanced to date and the balance of which will be advanced to the Company on or before May 31, 2007.

2.	The Company acknowledges receipt of $20,000 in cash advances, on account of the Loan Amount, from the President as of the date hereof.

3.
The parties agree that the Loan Amount will not bear interest and has no fixed terms of repayment provided that the President may make demand for repayment of the Loan Amount, or so much of it as may then have been advanced to the Company, by written notice to the Company delivered to the address set forth above.

In witness whereof the parties hereto have hereunto affixed their respective hands and seals, or corporate seals, as the case may be, as of the day and year first above written.

Patterson Brooke Resources, Inc.

By: DAVID A. MOORE
Secretary Treasure and Director

The Lender

Signed: B. GORDON BROOKE